Exhibit 1.1

“NORTEL INVERSORA S.A.

BYLAWS”

SECTION 1: A corporation (sociedad anónima) is hereby organized under the corporate name of “Nortel Inversora S.A.” with legal domicile in the City of Buenos Aires. This is a “Corporation Not Adhered to the Optional Statutory Regime of Compulsory Purchase Public Offer”.

SECTION 2: The term of duration shall be ninety nine years computed as of the date the corporation is registered with “Registro Público de Comercio” (Superintendency of Business Entities).

SECTION 3: The exclusive purpose of the corporation is to engage in investing in other corporations, expressly excluding those activities governed by the Law of Financial Entities No 21.526, and, particularly, purchasing and acquiring a majority interest in the corporation organized under Decree 60/90 issued by the executive Branch, currently called Sociedad Licenciataria Norte Sociedad Anónima. For the purposes of complying with the corporate purpose, the corporation has full legal capacity to acquire rights, undertake obligations and carry out acts that are not forbidden by the laws or these bylaws, including incurring debt,  whether public or private, through the issue of debentures and corporate bonds or otherwise.

SECTION 4: The note to the Financial Statements of the corporation shows the changes in shareholders’ equity resulting from the increases registered in the Superintendency of Business Entities. Said note describes the changes in shareholders’ equity of the last three (3) fiscal years, paid in capital and amount authorized for public offer.

The capital stock is represented by (i) registered common shares with a par value of TEN PESOS each and entitling to one vote each. The Holder of common shares as of Take-over date provided in the Terms of Reference of the International Public Bidding for the Privatization of Telecommunications Services Provision approved by Decree of the Executive Branch No 62/90 dated January 5, 1990, as amended, shall not reduce the interest held by them, to less than 51% of the capital entitled to vote without the Enforcement Authority’s prior consent; and (ii) registered Class “A” and “B” Preferred Shares, with a par value of TEN PESOS each, without right to vote, except in the cases expressly provided for under the issue terms”.

SECTION 5: Shares shall be registered, of common stock or preferred. Characteristics shall be fixed at their issue, they shall be subscribed and paid in at the times, manners and under the terms determined by the Meeting of Shareholders, except in the cases Shareholders resolve to delegate to the Board the decision in relation to the time, manner and payment terms and any other characteristic related to the issue that according to the rules in force can be delegated.

SECTION 6: The Corporation may issue preferred shares with the characteristics that the Shareholders’ Meeting may resolve, pursuant to the law and the rules in force. These shares may be redeemable at the Corporation’s or the shareholder’s option or both, only with net and realized earnings or with available reserves or non redeemable; with or without a fixed dividend, computable according to indexes and modalities that shall be determined in each case; entitled to vote only in the matters provided for in the Business Entities Law, or in the cases, manner and terms established by the Shareholders’ Meeting at the pertinent issue. This statement is merely for exemplification purposes and does not limit the Shareholders’ power to set new characteristics. The Shareholders’ Meeting may determine for every issue of preferred shares that such shares shall be entitled to collect their preference out of and based upon the existence of net and realized earnings.

SECTION 7: All shares and provisional certificates shall be registered. For such purposes, the corporation or the entity expressly appointed by the Shareholders’ Meeting to keep the registry shall register all the accounts kept in the name of holders in the Register of Shares. Said register shall mention the pertinent provisions of section 213 of the Law of Business Entities. Shareholders’ condition shall arise from the accounts kept in the Register of Shares. The corporation or entity that keeps the register shall deliver the shareholder certificates evidencing the opening of the account and any movement recorded in it. Every shareholder shall be entitled to request the corporation or the entity that keeps the register, at all times and at shareholder’s expense, an evidence of the balance.

SECTION 8: Holders of common shares shall have a preemptive right to subscribe to new shares of the same class and the right to accrue pro rata to the shares they hold (i.e., to increase their participation in the capital stock in proportion to the shares held by the Shareholder).

SECTION 9: Holders of common shares who have used their preemptive right, shall have the right to accrue with respect to the shares not subscribed by the other shareholders. To that effect, they shall state their right simultaneously with the subscription, having to consider the prior authorizations by the Enforcement Authority mentioned in Section 4 herein.

SECTION 10: Preferred shares shall only have a preemptive right to subscribe to other issues of preferred shares of the same class. The shareholders at the shareholders’ meeting that resolve to issue preferred shares or other securities issued in series by the corporation, may award preference of subscription to holders of common shares and/or preferred shares.

SECTION 11: Shareholders shall duly notify the corporation in writing within the legal term upon the exercise of their preemptive right, their decision to exercise the right to accrue their shareholdings, specifying the scope of the exercise of such right in case they want to subscribe a higher or lower number of shares than that applicable to them in proportion to their ownership. In the case there are several shareholders who want to subscribe to a higher number of shares, the balance shall be distributed in proportion to the shares they have subscribe to in exercise of their preemptive right in such issue.

SECTION 12: Upon the expiration of the term to exercise the preemptive right and the right to accrue their shareholdings, the corporation shall offer the non subscribed balance to any person, whether a shareholder or not, taking into account, if applicable, the prior authorizations of the enforcement Authority mentioned in Section 4 herein.

SECTION 13: The Corporation may issue debentures, bonds or corporate bonds, whether registered or bearer, in Argentine or foreign currency, with ordinary, floating or special security interest. In each case, the issue shall be determined by the entity provided by the law or rules in force.

SECTION 14: In case of breach to pay in the shares, the Board is hereby authorized to act under the provisions of section 193 of the Business Entities Law.

SECTION 15: The management and administration of the Company shall be exercised by a Board of Directors, with its number of members to be determined by a Shareholders’ Meeting, between a minimum of four regular members and a maximum of eight regular members and an equal number of alternate members. Alternate members shall be appointed at a Shareholders’ Meeting in a number equal to or less than that of the regular members, and for the same term, in order to fill in any vacancies that may arise, pursuant to the order or method determined at the Shareholders’ Meeting. If the Company had issued shares of preferred stock and, pursuant to their terms of issuance or applicable law, such shares were entitled to vote in all corporate matters, then all shares of preferred stock with such right, in the aggregate, shall be considered a class for purposes of appointing the members of the Board of Directors, in which case they will be entitled to appoint one regular member and one alternate member. In such case, the number of regular and alternate members shall be increased by one additional regular member and one additional alternate member. The members of the Board of Directors shall serve for three fiscal years and may be re-elected. During their first meeting, the members of the Board of Directors shall appoint a President and a Vice-President from among the regular members of the Board of Directors appointed by the shares of common stock. The Vice President shall replace the President in case of absence or impossibility. The Board of Directors shall meet once every three months and at any other time as determined by the Board. Board of Directors’ meetings shall be called with an advance notice of not less than 12 days for ordinary matters and three days for urgent matters. Such notice shall be delivered by the President or the Vice-President to all members of the Board of Directors at their designated domiciles by means of a certified letter with receipt confirmation or any other confirmable means, including telex or fax. Such notice shall include the date, time and place of the meeting and the agenda to be considered. Delivery of such notice will not be required if all members of the Board of Directors are present. The Board of Directors meetings shall be held in the jurisdiction of the Company’s registered domicile or abroad. Members representing an absolute majority of the votes shall constitute a quorum at all Board of Directors meetings, and resolutions shall be approved by a majority of member votes present. In the case of a tie, the President shall have a casting vote. Such casting vote may not be exercised if the Vice President is acting as President. Board of Directors’ meetings may also be held by teleconference, in which case quorum shall be constituted by both the members present at the meeting and those participating remotely. The minutes reflecting such meetings shall be prepared and executed by all members of the Board of Directors and the Supervisory Board who were present at the meeting within five (5) days of it having been held. The members of the Supervisory Board shall record in the minutes the names of the directors participating remotely in the meeting and of the regularity of all resolutions passed during such meeting. The minutes shall record the statements of directors present and those participating remotely, and their respective votes in connection with each resolution passed by the Board. The compensation for the services rendered by the members of the Board of Directors shall be determined at the Shareholders’ Meeting.

SECTION 16: Directors shall give as guarantee for the performance of their office the sum of $ 10 in cash or in securities issued by the national, provincial or municipal Argentine State. The deposit of the guarantee shall be made when the director undertakes the duties and shall be reimbursed upon his/her discharge.

SECTION 17: The Board has the authority to manage and dispose of the property, including those authorities for which the law requires special powers pursuant to section 1881 of the Civil Code and section 9 of Decree Law 5965/63. Consequently, it may execute, on behalf of the corporation, all the legal acts conducting to the performance of the corporate purpose, including but not limited to: transacting with the banks Nación Argentina, Nacional de Desarrollo, de la Provincia de Buenos Aires, Hipotecario Nacional and other official or private credit institutions; establishing agencies, branches or other types of representation, in the country or abroad; grant general and judicial powers of attorney to one or more persons — including power of attorney to prosecute- with the purpose and scope deemed convenient. The Chairman shall sign on behalf of and represent the Corporation in legal proceedings and before third parties. In the case of the Chairman’s absence, disability or incapacity, the Vice Chairman shall replace him/her in such instances for all effects, except the vote to break a tie provided for under section 15. The Corporation shall have an Audit Committee, according to the terms of section 15 of Decree Law # 677/01, which shall act as a group and shall be composed of at least three Directors appointed by the Board by a simple majority of votes. The majority of the Members of the Audit Committee shall be independent directors, according to the criteria set forth by the Comisión Nacional de Valores. The Board shall issue the rules with respect to the composition, powers, functions and other special features of the Audit Committee which shall act according to the law, bylaws and regulations of the Comisión Nacional de Valores.

SECTION 18: The Supervisory Committee shall be in charge of monitoring the corporate business. This committee shall be formed by three regular and alternate syndics with office for one year and can be reelected. In the case of absence, disability, resignation or death of a regular syndic, such syndic shall be replaced by an alternate syndic. The Supervisory Committee shall have the powers and duties provided in section 294 of the Business Entities Law and shall collect the compensation determined by the Shareholders’ Meeting. The Supervisory Committee shall hold meetings when any of its members so requests it and at least once every three months. It shall resolve with the presence of a majority of its members and resolutions shall be adopted by a majority vote. It shall keep a book of minutes where all the business discussed shall be recorded. The Supervisory Committee may appoint one representative among its members to attend the meetings of the board or shareholders’ meetings.

SECTION 19: Annual or special meetings shall be called as provided under section 236 of the Business Entities Law. Notwithstanding the provisions of the final paragraph of section 237 of the Business Entities Law, for the meeting’s first call, notices shall be published during five days in the Official Gazette of the Argentine Republic and in the newspaper of highest circulation in the Argentine Republic, pursuant to the provisions of sections 237 of the Business Entities Law. The summons for the Shareholders’ Meeting shall be published at least 20 days, and no more than 45 days,  prior to the date in which the Meeting shall be held. Second call meetings shall be held within the thirty days following the adjourned meeting, as it may be determined. In the latter case, notices shall be published during three days with a minimum eight day advance.

SECTION 20: Annual meetings, in their first call, shall have a quorum of shareholders representing the majority of the shares entitled to vote and an adjourned meeting shall have a quorum with any number of shareholders present. Special meetings, in their first call, shall have a quorum with sixty percent (60%) of the shares entitled to vote present and the adjourned meeting shall have a quorum with the attendance of shares representing thirty percent (30%) of the shares entitled to vote. In all cases, decisions shall be adopted by absolute majority of the votes present.

SECTION 21: The fiscal year ends on December 31 of each year. At the closing date, the financial statements shall be prepared pursuant to the provisions in force and the applicable technical rules. The shareholders at the Shareholders’ Meeting may amend the fiscal year closing date and must register the pertinent resolution with the Superintendency of Business Entities. Realized and net earnings shall be allocated as follows: a) five percent, up to the amount of twenty percent of the paid-in capital, to the legal reserve fund; b) Board’s and Supervisory Committee ’s compensation, if applicable; c) preferred shares dividends, if any; d) common shares dividend; e) the balance, in whole or in part, for the purpose determined by the Shareholders’ Meeting. Dividends must be paid in proportion to the respective ownership, within the year they have been declared.

SECTION 22: The Board may wind up the corporation under the supervision of the Supervisory Committee . Upon the settlement of the Corporation’s debts and liabilities and of the winding-up expenses, the balance shall be distributed as per the following order of preference:

1.              Outstanding dividends, adjusting the amount pursuant to the respective issue terms.

2.              Reimbursement of preferred shares, if any, pursuant to the respective issue terms.

3.              The balance shall be paid to common shares.

The fees of the Winding Up Committee shall be fixed by the Shareholders’ Meeting upon resolving the winding up. Such committee shall have the powers to replace the receivers and members of the Supervisory Committee in the case of death, resignation or disability of any of them.